GM U.S. Salaried Pension Changes June 1, 2012

Forward Looking Statements In this presentation and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned,” “outlook” or similar expressions is intended to identify forward looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our suppliers’ ability to deliver parts, systems and components at such times to allow us to meet production schedules; our ability to maintain adequate financing sources, including as required to fund our planned significant investment in new technology; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly report on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports to the SEC. 1

Next Steps in Pension De-Risking 2 • Key Components 1) Voluntary lump-sum payment offer to ~42,000 eligible U.S. salaried retirees and former employees receiving a pension benefit 2) Agreement with Prudential to purchase annuity contracts and assume annuity obligations for remaining salaried retirees 3) Create a new, separate pension plan for remaining participants (primarily active employees) and terminate existing salaried plan Provides U.S. salaried retirees secure pension benefit from Prudential and lump sum flexibility for many Reduces GM pension obligation by $26Bn

Pension De-Risking Actions Taken 3 Offer Actives Lump-Sums At Retirement Retiree Lump Sums Transition Actives to Defined Contribution Plan Close Plan to New Participants Asset/Liability Matching Annuitization U.S. Defined Benefit Plans Hourly Salaried

Global Pension Funded Status 4 $ Billions as of YE11 * Funded Status Based On GAAP Reporting Basis * Funded Status PBO Assets $ % U.S. Salaried 36 33 (3) 92 U.S. Hourly 71 61 (10) 86 Rest of World / Other 27 15 (12) 55 Total 134 109 (25) 81

U.S. Salaried Pension Funded Status 5 ** Reflects mid-point of the anticipated cash contribution range of $3.5B to $4.5B * Funded Status Based On GAAP Reporting Basis Funded PBO Assets Status YE 2011 36 33 (3) Cash Contribution -- 4 4 Settled (26) (29) (3) Pro-Forma 10 8 (2) * ** $ Billions

Summary Financial Impact Cash Pension Funded Status P & L – One time P & L – Recurring Change ($B) ~1 ~ 3 ~ 4 ~0.2 Overall Financial Flexibility 6 Pension Benefit Obligation ~ 26

7 Reducing Pension Volatility 70% 80% 90% 100% 110% 120% 130% 140% '99 '00 '01 '02 '03 '04 '05 '06 '07 '08 '09 '10 '11 GM US Salaried S&P 500 Average 1 1 Average GAAP funded status of S&P 500 companies that sponsor pension plans and are 12/31 filers -- -- -- 2.0 3.2 -- -- -- -- -- -- 1.3 0.6 U.S. Salary Plan Contributions $Bil. 92% 79% Year-end Pension Funded Status (%) – GAAP Basis 2 2 2011 Contribution was common stock

Summary 8 • Next step in GM’s pension de-risking strategy • Provides flexibility and security to retirees • Allows GM to decrease pension obligation and improve risk profile and financial flexibility of the company • Sets precedent for additional actions